EXHIBIT 3(i).2

CHANGE OF NAME

DP961022067

STOCK CHANGE

ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION
OF NELX MARKETING, INC.

Pursuant to the provisions of the Colorado Corporation Code, NELX Marketing, Inc., a Colorado corporation adopts the following Articles of Amendment to its Articles of Incorporation:

961134609 C $25.00
SECRETARY OF STATE
10-16-96 08:42

FIRST: The name of the corporation is

NELX MARKETING, INC.

SECOND: The following amendments to the Articles of Incorporation were adopted on October 3, 1996, as prescribed by the Colorado Corporation Act by a unanimous vote of the shareholders. The number of shares voted for the amendment was sufficient for approval.

a) ARTICLE I:

The name of the corporation is changed to Mind 2 Market, Inc.

b) ARTICLE V:

The corporation shall be authorized to issue 50,000,000 common shares @ $.0001 per share, and 5,000,000 shares of Preferred Stock at $.10 par value with such rights and preferences and in such classes as the Board may hereafter determine.

THIRD: The manner, if not set forth in such amendment, in which any exchange, reclassification, or cancellation of issued shares provided for in the amendment shall be effected, is as follows:

None.

FOURTH: The manner in which such amendment effects a change in the amount of stated capital, and the amount of stated capital as changed by such amendment, are as follows:

None.

NELX MARKETING, INC.

By: Ronald Powell
President

and: R. W. Williams
Secretary/Treasurer

COMPUTER UPDATE COMPLETE
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